(As filed on October 10, 2003)

                                                               File No. 70-10106


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS AMC

                         POST-EFFECTIVE AMENDMENT NO. 2
                                (Amendment No. 3)
                                       TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               AMEREN CORPORATION
                             UNION ELECTRIC COMPANY
                             AMEREN SERVICES COMPANY
                               AMEREN ENERGY, INC.
                           AMEREN DEVELOPMENT COMPANY
                                AMEREN ERC, INC.
                       AMEREN ENERGY COMMUNICATIONS, INC.
                         AMEREN ENERGY RESOURCES COMPANY
                        AMEREN ENERGY DEVELOPMENT COMPANY
                        AMEREN ENERGY GENERATING COMPANY
                         AMEREN ENERGY MARKETING COMPANY
                    AMEREN ENERGY FUELS AND SERVICES COMPANY
                          ILLINOIS MATERIALS SUPPLY CO.
                     UNION ELECTRIC DEVELOPMENT CORPORATION
                          AFS DEVELOPMENT COMPANY, LLC
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                            CIPSCO INVESTMENT COMPANY
                              607 East Adams Street
                           Springfield, Illinois 62739

                                  CILCORP INC.
                         CENTRAL ILLINOIS LIGHT COMPANY
                    AMERENENERGY RESOURCES GENERATING COMPANY
                    (F/K/A CENTRAL ILLINOIS GENERATION, INC.)
                       CILCORP INVESTMENT MANAGEMENT INC.
                              CILCORP VENTURES INC.
                          CILCORP ENERGY SERVICES INC.
                              QST ENTERPRISES INC.
                    CILCO EXPLORATION AND DEVELOPMENT COMPANY
                            CILCO ENERGY CORPORATION
                               300 Liberty Street
                             Peoria, Illinois 61602

                AMERENENERGY MEDINA VALLEY COGEN (NO. 4), L.L.C.
                AMERENENERGY MEDINA VALLEY COGEN (NO. 2), L.L.C.
                    AMERENENERGY MEDINA VALLEY COGEN, L.L.C.
                  AMERENENERGY MEDINA VALLEY OPERATIONS, L.L.C.
                                  P.O. Box 230
                         Mossville, Illinois 61552-0230

           (Names of companies filing this statement and addresses of principal executive offices)
              -----------------------------------------------------

                               AMEREN CORPORATION

 (Name of top registered holding company parent of each applicant or declarant)
             -------------------------------------------------------

              Steven R. Sullivan, Vice President Regulatory Policy,
                          General Counsel and Secretary
                             Ameren Services Company
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     (Name and address of agent for service)
            --------------------------------------------------------

     The Commission is requested to mail copies of all orders, notices and other communications to:

Ronald K. Evans,                          William T. Baker, Jr., Esq.
Managing Associate General Counsel        Thelen Reid & Priest LLP
Ameren Services Company                   875 Third Avenue
1901 Chouteau Avenue                      New York, New York  10022
St. Louis, Missouri 63103


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


ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION.
        -----------------------------------

        Ameren Corporation ("Ameren"), whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103, is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Ameren directly owns all of the issued and outstanding common stock of Union Electric Company d/b/a AmerenUE ("AmerenUE") and Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS"), and indirectly through CILCORP Inc. ("CILCORP"), an exempt holding company, owns all of the issued and outstanding common stock of Central Illinois Light Company d/b/a AmerenCILCO ("AmerenCILCO").(1) Together, AmerenUE, AmerenCIPS and AmerenCILCO provide retail and wholesale electric service to approximately 1.7 million customers and retail natural gas service to approximately 500,000 customers in parts of Missouri and Illinois.

     In addition to the foregoing, AmerenCILCO owns all of the issued and outstanding common stock of AmerenEnergy Resources Generating Company (f/k/a Central Illinois Generation, Inc.) ("AERG"), which was previously determined to be an "exempt wholesale generator" ("EWG") under Section 32 of the Act. As explained in the CILCORP Order, AERG was formed by AmerenCILCO in November 2001 in order to facilitate the restructuring of AmerenCILCO in accordance with the Illinois Electric Service Customer Choice and Rate Relief Law of 1997 ("Customer Choice Law"). On October 3, 2003, AmerenCILCO transferred substantially all of its generating assets to AERG, and, in conjunction therewith, AERG relinquished its EWG status and therefore become an additional electric utility subsidiary of Ameren.

     By order dated February 27, 2003 (Holding Co. Act Release No. 27655) (the "Prior Order"), the Commission authorized Ameren and certain of its non-utility subsidiaries (the "Applicants") to, among other things, continue their participation in the Ameren System Non-Utility Money Pool (which has been re-designated as the "Non-State Regulated Subsidiary Money Pool") and, to the extent not exempt under Rules 45(b) and 52, to extend credit to each other through the Non-State Regulated Subsidiary Money Pool.(2) The Commission reserved jurisdiction under the Prior Order over a proposal by AERG (then named Central Illinois Generation, Inc.) to become a participant in the Non-State Regulated Subsidiary Money Pool and to make short-term borrowings thereunder in an aggregate principal amount at any time outstanding not to exceed $250 million. AERG is now requesting that the Commission issue a supplemental order releasing jurisdiction over AERG's proposal to participate in the Non-State Regulated Subsidiary Money Pool, subject to certain additional proposed limitations. Specifically, AERG states that (1) it will not contribute any funds


-------------------

(1) Ameren completed its acquisition of all of the issued and outstanding common stock of CILCORP, the direct parent of AmerenCILCO, from The AES Corporation ("AES") on January 31, 2003, in accordance with the Commission's order in File No. 70-10078. See Ameren Corporation, et al., Holding Co. Act Release No. 27645 (Jan. 29, 2003) (the "CILCORP Order").

(2) By supplemental order in this proceeding dated September 15, 2003 (Holding Co. Act Release No. 27721), the Commission released jurisdiction reserved under the Prior Order over AmerenCILCO's participation in the Ameren System Utility Money Pool.


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


to the Non-State Regulated Subsidiary Money Pool unless, at the time of any such contributions, any outstanding senior unsecured debt securities of Ameren have an investment grade rating from at least one nationally recognized statistical rating organization ("NRSRO"), as that term is used in paragraphs (c)(2)(vi)(E),
(F) and (H) of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended; (2) it will limit its contributions to the Non-State Regulated Subsidiary Money Pool to a maximum of $150 million at any time outstanding; and
(3) any available funds of AERG may also be loaned to the Ameren System Utility Money Pool ("Utility Money Pool") in accordance with all terms and conditions of the Prior Order. AERG will not borrow any funds available under the Utility Money Pool. These proposed limitations are designed to limit AERG's credit exposure under the Non-State Regulated Subsidiary Money Pool, that is, the risk that funds contributed by AERG will not be repaid when needed.


ITEM 2. FEES, COMMISSIONS AND EXPENSES.
        ------------------------------

     The additional fees, commissions and expenses incurred or to be incurred in connection with the preparation and filing of this Application/Declaration are estimated not to exceed $1,000.


ITEM 3. APPLICABLE STATUTORY PROVISIONS.
        -------------------------------

     3.1  General. Sections 6(a), 7, 9(a)(1), 9(c)(3), 10, 12(b) and 12(f) of
the Act and Rules 40, 42, 43, 45, and 54 thereunder are applicable to the proposed transactions.

     3.2 Compliance with Rule 54. The transactions proposed herein are also subject to Rule 54. Rule 54 provides that, in determining whether to approve the issue or sale of any securities for purposes other than the acquisition of an EWG or "foreign utility company" ("FUCO") or other transactions unrelated to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are EWGs or FUCOs if Rule 53(a), (b) and (c) are satisfied. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs
(a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. These standards are met.

     Rule 53(a)(1): Ameren's "aggregate investment" (as defined in
Rule 53(a)(1)) in EWGs as of June 30, 2003 was $470,655,404, or approximately 26.5% of Ameren's "consolidated retained earnings" (also as defined in Rule 53(a)(1)) for the four quarters ended June 30, 2003 ($1,773,093,901). Ameren does not currently hold an interest in any FUCO.

     Rule 53(a)(2): Ameren will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. Ameren will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles. All of such books and records and financial statements will be made available to the Commission, in English, upon request.

     Rule 53(a)(3): No more than 2% of the employees of Ameren's domestic utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

        Rule 53(a)(4): Ameren will submit a copy of each Application/Declaration relating to investments in EWGs and FUCOs and copies of any related Rule 24 certificates, as well as a copy of Ameren's Form U5S, to each of the public service commissions having jurisdiction over the retail rates of Ameren's domestic utility subsidiaries.

     In addition, Ameren states that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms.


ITEM 4. REGULATORY APPROVAL.
        -------------------

     No state commission, and no federal commission, other than the Commission, has jurisdiction over AERG's participation in the Non-State Regulated Subsidiary Money Pool. In connection with its approval of AmerenCILCO's participation in the Utility Money Pool, the Illinois Commerce Commission ("ICC") also approved AERG's participation in the Utility Money Pool on a limited basis, that is, as a lender only.(3)


ITEM 5. PROCEDURE.
        ---------

     The Applicants request that the Commission issue a supplemental order releasing jurisdiction over AERG's participation in the Non-State Regulated Subsidiary Money Pool, subject to the conditions proposed herein, and correcting the record with respect to Ameren Energy's participation in the Non-State Regulated Subsidiary Money Pool as soon as the rules allow, and that there should not be a 30-day waiting period between issuance of the Commission's supplemental order and the date on which the supplemental order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent to the participation of the Division of Investment Management in the preparation of the Commission's decision and/or order, unless such Division opposes the matters proposed herein.


ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS.
        ---------------------------------

          The following additional financial exhibits are filed with this Post-Effective Amendment:


-------------------

(3) The ICC order, dated July 9, 2003, was previously filed in this proceeding as Exhibit D-4 to Post-Effective Amendment No. 1, dated July 11, 2003.

        FS-6   Consolidated Balance Sheet    Incorporated by reference to the
               and Statement of Income of    Annual Report of Ameren
               Ameren Corporation as of      Corporation on Form 10-K, as
               and for the year ended        amended, for the year ended
               December 31, 2002             December 31, 2002 in File No.
                                             1-14756


        FS-7   Consolidated Balance Sheet    Incorporated by reference to the
               and Statement of Income of    Quarterly Report of Ameren
               Ameren Corporation as of      Corporation on Form 10-Q for the
               and for the six months        period ended June 30, 2003 in File
               ended June 30, 2003           No. 1-14756


ITEM 7. INFORMATION AS TO ENVIRONMENTAL EFFECTS.
        ---------------------------------------

     None of the matters that are the subject of this Post-Effective Amendment involves a "major federal action" nor do such matters "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National Environmental Policy Act. The transactions that are the subject of this Post-Effective Amendment will not result in changes in the operation of the Applicants that will have an impact on the environment. The Applicants are not aware of any federal agency that has prepared or is preparing an environmental impact statement with respect to the transactions that are the subject of this Post-Effective Amendment.

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalves by the undersigned thereunto duly authorized.

                                       AMEREN CORPORATION
                                       UNION ELECTRIC COMPANY
                                       CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                                       AMEREN SERVICES COMPANY
                                       AMEREN ENERGY, INC.
                                       AMEREN DEVELOPMENT COMPANY
                                       AMEREN ERC, INC.
                                       AMEREN ENERGY COMMUNICATIONS, INC.
                                       AMEREN ENERGY RESOURCES COMPANY
                                       AMEREN ENERGY DEVELOPMENT COMPANY
                                       AMEREN ENERGY GENERATING COMPANY
                                       AMEREN ENERGY MARKETING COMPANY
                                       AMEREN ENERGY FUELS AND SERVICES COMPANY
                                       AFS DEVELOPMENT COMPANY LLC
                                       ILLINOIS MATERIALS SUPPLY CO.
                                       UNION ELECTRIC DEVELOPMENT CORPORATION
                                       CIPSCO INVESTMENT COMPANY
                                       CILCORP INC.
                                       CENTRAL ILLINOIS LIGHT COMPANY
                                       AMERENENERGY RESOURCES GENERATING COMPANY
                                       CILCORP INVESTMENT MANAGEMENT INC.
                                       CILCORP VENTURES INC.
                                       QST ENTERPRISES INC.
                                       CILCORP ENERGY SERVICES INC.
                                       CILCO EXPLORATION AND DEVELOPMENT
                                           COMPANY
                                       CILCO ENERGY CORPORATION
                                       AMERENENERGY MEDINA VALLEY COGEN (NO. 4),
                                           L.L.C.
                                       AMERENENERGY MEDINA VALLEY COGEN, L.L.C.
                                       AMERENENERGY MEDINA VALLEY COGEN (NO. 2),
                                           L.L.C.
                                       AMERENENERGY MEDINA VALLEY OPERATIONS,
                                           L.L.C.

                                       By: /s/ Steven R. Sullivan
                                               ------------------
                                       Name: Steven R. Sullivan
                                       Title: Secretary


Date:  October 10, 2003